Exhibit 12.1

COMMUNITY FIRST BANKSHARES, INC.	COMMUNITY FIRST BANKSHARES
HISTORICAL CONSOLIDATED FINANCIAL DATA

		Year Ended December 31,
		2003	2002	2001	2000	1999

Historical Operating Data:
Interest income		$309,242	$354,701	$430,473	$474,205	$461,883
Interest expense		70,538	100,655	172,811	220,843	196,380
Net interest income		238,704	254,046	257,662	253,362	265,503
Provision for loan losses		12,602	13,262	17,520	15,781	20,184
Net interest income after provision for loan losses		226,102	240,784	240,142	237,581	245,319
Noninterest income		92,693	85,123	83,436	81,530	78,382
Noninterest expense		206,859	207,150	225,043	211,729	210,215
Income before income taxes		111,936	118,757	98,535	107,382	113,486
Provision for income taxes		36,915	39,549	33,476	35,748	38,573
Net income applicable to common equity		$75,021	$79,208	$65,059	$71,634	$74,913

Earnings per common and common equivalent share:
Basic net income		$1.97	$2.00	$1.59	$1.55	$1.50

Diluted net income		$1.95	$1.97	$1.57	$1.54	$1.48

Dividends paid		0.90	0.80	0.68	0.60	0.56

Average common shares outstanding
Basic		38,107,796	39,564,912	40,905,545	46,219,120	50,061,972
Diluted		38,553,806	40,243,135	41,471,404	46,578,750	50,670,559

Historical Operating Ratios and Other Data:
Return on average assets		1.34%	1.40%	1.11%	1.16%	1.20%
Return on average common shareholders’ equity		20.50%	21.76%	18.66%	19.90%	18.07%
Net interest margin		4.84%	5.09%	4.99%	4.67%	4.85%
Dividend payout ratio		46.15%	40.61%	43.31%	38.96%	37.84%
Net charge-offs to average loans		0.48%	0.33%	0.39%	0.34%	0.66%
Ratio of earnings to fixed charges (2):
Excluding interest on deposits		6.09	5.73	3.88	3.08	3.51
Including interest on deposits		2.59	2.18	1.57	1.49	1.58
Historical Financial Condition Data:
Assets		$5,465,107	$5,830,850	$5,775,778	$6,093,219	$6,305,871
Loans		3,323,572	3,577,893	3,736,692	3,738,202	3,690,353
Investment securities (3)		1,563,419	1,672,445	1,437,066	1,714,510	1,937,517
Deposits		4,389,210	4,669,746	4,750,813	5,019,891	4,909,863
Short-term borrowings		442,266	453,490	342,639	409,710	724,425
Long-term debt		222,211	251,211	260,552	247,668	199,333
Common shareholders’ equity		361,800	378,449	356,705	345,431	407,269
Book value per common share		9.68	9.78	8.86	8.25	8.12
Tangible book value per common share		7.17	7.32	6.44	5.50	5.60
Historical Financial Condition Ratios:
Nonperforming assets to total loans and OREO		0.79%	0.81%	0.64%	0.70%	0.88%
Allowance for loan losses to total loans		1.57%	1.57%	1.47%	1.40%	1.32%
Allowance for loan losses to nonperforming loans		251%	245%	261%	221%	188%
Average shareholders’ equity to average loans		6.56%	6.45%	5.95%	5.82%	6.64%
Regulatory capital ratios:
Tier 1 capital		9.76%	8.98%	8.67%	8.13%	10.01%
Total capital		11.42%	11.04%	11.11%	10.73%	12.45%
Leverage ratio		6.99%	6.52%	6.51%	5.94%	7.15%
Efficiency ratio		62.24%	60.12%	62.64%	62.14%	59.22%

Income before taxes		$111,936	$118,757	$98,535	$107,382	$113,486
Add: fixed charges		70,538	100,655	172,811	220,843	196,380
Earnings including interest exp-deposits	(a)	182,474	219,412	271,346	328,225	309,866
Less: interest expense - deposits		(48,559)	(75,572)	(138,542)	(169,281)	(151,138)
Earnings excluding interest exp-deposits	(b)	$133,915	$143,840	$132,804	$158,944	$158,728

Fixed charges:
Interest expense - deposits		$48,559	$75,572	$138,542	$169,281	$151,138
Interest expense - borrowings		21,979	25,083	34,269	51,562	45,242
Fixed charges incl interest exp-deposits	(c)	70,538	100,655	172,811	220,843	196,380

Less: interest expense - deposits		(48,559)	(75,572)	(138,542)	(169,281)	(151,138)
Fixed charges excl interest exp-deposits	(d)	$21,979	$25,083	$34,269	$51,562	$45,242

Earnings to combined fixed charges and preferred stock dividends:
Excluding interest on deposits (b) / (d)		6.09	5.73	3.88	3.08	3.51
Including interest on deposits (a) / (c)		2.59	2.18	1.57	1.49	1.58